Exhibit 99.1

Kohl’s Reports Fourth Quarter and Full Year Fiscal 2024 Financial Results

MENOMONEE FALLS, Wis.—(BUSINESS WIRE)—March 11, 2025— Kohl’s Corporation (NYSE:KSS) today reported results for the quarter and year ended February 1, 2025.

•	Fourth quarter net sales decreased 9.4% and comparable sales decreased 6.7%; fiscal year 2024 net sales decreased 7.2% and comparable sales decreased 6.5%

•	Fourth quarter diluted earnings per share (“EPS”) of $0.43 and adjusted diluted EPS of $0.95

•	Fiscal year 2024 diluted EPS of $0.98 and adjusted diluted EPS of $1.50

•	Introduces fiscal year 2025 financial outlook

Ashley Buchanan, Kohl’s Chief Executive Officer, said “Kohl’s is built on a strong foundation that includes operating more than 1,100 conveniently located stores nationwide, serving over 60 million customers, with 30 million of those customers being Kohl’s Loyalty Members. Kohl’s has a tremendous opportunity to build on our strengths, address key areas of opportunity and better serve our customers every day. “

“We have identified key areas of focus and are taking action in 2025 to reposition Kohl’s for future success. Our customers expect great product, great value, and a great experience from Kohl’s. I am confident that the areas we identified will deliver on what customers want and expect from Kohl’s,” Buchanan continued.

Fourth Quarter 2024 Results

Comparisons refer to the 13-week period ended February 1, 2025 versus the 14-week period ended February 3, 2024 unless noted otherwise

•	Net sales decreased 9.4% year-over-year, to $5.2 billion. The fourth quarter fiscal 2023 included net sales of approximately $164 million from the 14th week.

•	Comparable sales, which compare the 13-week period ending February 1, 2025 versus the 13-week period ended January 27, 2024, decreased 6.7%.

•	Gross margin as a percentage of net sales was 32.9%, an increase of 49 basis points.

•

Selling, general & administrative (SG&A) expenses decreased 4.5% year-over-year, to $1.5 billion. As a percentage of total revenue, SG&A expenses were 28.5%, an increase of 148 basis points year-over-year.

•	Operating income was $126 million compared to $299 million in the prior year. As a percentage of total revenue, operating income was 2.3%, a decrease of 270 basis points year-over-year.

•

Net income was $48 million, or $0.43 per diluted share, and adjusted net income of $106 million, or $0.95 per adjusted diluted share. This compares to net income of $186 million, or $1.67 per diluted share in the prior year.

•	Inventory was $2.9 billion, an increase of 2% year-over-year.

•	Operating cash flow was $596 million.

Fiscal Year 2024 Results

Comparisons refer to the 52-week period ended February 1, 2025 versus the 53-week period ended February 3, 2024 unless noted otherwise

•	Net sales decreased 7.2% year-over-year, to $15.4 billion. Fiscal 2023 included net sales of approximately $164 million from the 53rd week.

•	Comparable sales, which compare the 52-week period ending February 1, 2025 versus the 52-week period ended January 27, 2024, decreased 6.5%.

•	Gross margin as a percentage of net sales was 37.2%, an increase of 50 basis points.

•

Selling, general & administrative (SG&A) expenses decreased 3.7% year-over-year, to $5.3 billion. As a percentage of total revenue, SG&A expenses were 32.7%, an increase of 118 basis points year-over-year.

•	Operating income was $433 million compared to $717 million in the prior year. As a percentage of total revenue, operating income was 2.7%, a decrease of 143 basis points year-over-year.

•

Net income was $109 million, or $0.98 per diluted share, and adjusted net income of $167 million, or $1.50 per adjusted diluted share. This compares to net income of $317 million, or $2.85 per diluted share in the prior year.

•	Operating cash flow was $648 million.

•	Long-term debt was reduced by $113 million through the redemption of the remaining 9.50% notes due May 15, 2025.

2025 Financial and Capital Allocation Outlook

For the full year 2025, the Company currently expects the following:

•	Net sales: A decrease of (5%) to a decrease of (7%)

•	Comparable sales: A decrease of (4%) to a decrease of (6%)

•	Operating margin: In the range of 2.2% to 2.6%

•	Diluted EPS: In the range of $0.10 to $0.60

•	Capital Expenditures: in the range of $400 million to $425 million

•

Dividend: On March 11, 2025, Kohl’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.125 per share. The dividend is payable April 2, 2025 to shareholders of record at the close of business on March 21, 2025.

Fourth Quarter 2024 Earnings Conference Call

Kohl’s will host its quarterly earnings conference call at 9:00 am ET on March 11, 2025. A webcast of the conference call and the related presentation materials will be available via the Company’s web site at investors.kohls.com, both live and after the call.

Cautionary Statement Regarding Forward-Looking Information and Non-GAAP Measures

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Forward-looking statements include the information under “2025 Financial and Capital Allocation Outlook.” Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and the Company undertakes no obligation to update them.

This press release contains certain financial measures that are not prepared in accordance with generally accepted accounting principles (GAAP), including adjusted net income and adjusted diluted earnings per share. These non-GAAP financial measures are provided as additional insight into our operational performance and do not purport to be substitutes for, or superior to, net income or diluted earnings per share as a measure of operating performance. We believe these adjusted measures are useful, as they are more representative of our core business, enhance comparability across reporting periods and to industry peers, and align with the measures used by management to evaluate the Company’s performance. We caution investors that non-GAAP measures should not be viewed in isolation and should be evaluated in addition to, and not as an alternative for, our results reported in accordance with GAAP. Because companies may use different calculation methods, these measures may not be comparable to other similarly titled measures reported by other companies. A reconciliation of each non-GAAP measure to the most directly comparable GAAP measure is included in this release.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer built on a foundation that combines great brands, incredible value and convenience for our customers. Kohl’s is uniquely positioned to deliver against its long-term strategy and its purpose to take care of families’ realest moments. Kohl’s serves millions of families in its more than 1,100 stores in 49 states, online at Kohls.com, and through the Kohl’s App. With a large national footprint, Kohl’s is committed to making a positive impact in the communities it serves. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com.

Contacts

Investor Relations:

Jill Timm, (262) 703-2203, jill.timm@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Twelve Months Ended
(Dollars in Millions, Except per Share Data)	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Net sales	$5,175	$5,710	$15,385	$16,586
Other revenue	222	246	836	890

Total revenue	5,397	5,956	16,221	17,476
Cost of merchandise sold	3,473	3,860	9,661	10,498
Gross margin rate	32.9%	32.4%	37.2%	36.7%
Operating expenses:
Selling, general, and administrative	1,539	1,610	5,308	5,512
As a percent of total revenue	28.5%	27.0%	32.7%	31.5%
Depreciation and amortization	183	187	743	749
Impairments, store closing, and other costs	76	—	76	—

Operating income	126	299	433	717
Interest expense, net	74	82	319	344

Income before income taxes	52	217	114	373
Provision for income taxes	4	31	5	56

Net income	$48	$186	$109	$317

Average number of shares:
Basic	111	110	111	110
Diluted	112	111	112	111
Earnings per share:
Basic	$0.43	$1.69	$0.98	$2.88
Diluted	$0.43	$1.67	$0.98	$2.85

ADJUSTED NET INCOME AND DILUTED EARNINGS PER SHARE, NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended		Twelve Months Ended
(Dollars in Millions, Except per Share Data)	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Net income (GAAP)	$48	$186	$109	$317
Impairments, store closing, and other costs	76	—	76	—
Income tax impact of items noted above	(18)	—	(18)	—

Adjusted Net income (non-GAAP)	$106	$186	$167	$317

Diluted earnings per share (GAAP)	$0.43	$1.67	$0.98	$2.85
Impairments, store closing, and other costs	0.69	—	0.69	—
Income tax impact of items noted above	(0.17)	—	(0.17)	—

Adjusted Diluted earnings per share (non-GAAP)	$0.95	$1.67	$1.50	$2.85

KOHL’S CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in Millions)	February 1, 2025	February 3, 2024
Assets
Current assets:
Cash and cash equivalents	$134	$183
Merchandise inventories	2,945	2,880
Other	309	347

Total current assets	3,388	3,410
Property and equipment, net	7,297	7,720
Operating leases	2,394	2,499
Other assets	480	380

Total assets	$13,559	$14,009

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,042	$1,134
Accrued liabilities	1,263	1,201
Borrowings under revolving credit facility	290	92
Current portion of:
Long-term debt	353	—
Finance leases and financing obligations	81	83
Operating leases	102	102

Total current liabilities	3,131	2,612
Long-term debt	1,174	1,638
Finance leases and financing obligations	2,456	2,680
Operating leases	2,703	2,781
Deferred income taxes	28	107
Other long-term liabilities	265	298
Shareholders’ equity:	3,802	3,893

Total liabilities and shareholders’ equity	$13,559	$14,009

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Twelve Months Ended
(Dollars in Millions)	February 1, 2025	February 3, 2024
Operating activities
Net income	$109	$317
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	743	749
Share-based compensation	30	42
Deferred income taxes	(85)	(8)
Impairments, store closing, and other costs	36	—
Non-cash lease expense	89	92
Other non-cash items	1	6
Changes in operating assets and liabilities:
Merchandise inventories	(60)	315
Other current and long-term assets	(50)	11
Accounts payable	(92)	(196)
Accrued and other long-term liabilities	20	(67)
Operating lease liabilities	(93)	(93)

Net cash provided by operating activities	648	1,168

Investing activities
Acquisition of property and equipment	(466)	(577)
Proceeds from sale of real estate	6	26
Other	(7)	(11)

Net cash used in investing activities	(467)	(562)

Financing activities
Net borrowings under revolving credit facility	198	7
Shares withheld for taxes on vested restricted shares	(10)	(16)
Dividends paid	(222)	(220)
Repayment of long-term borrowings	(113)	(275)
Premium paid on redemption of debt	(5)	—
Finance lease and financing obligation payments	(79)	(93)
Proceeds from financing obligations	1	21

Net cash used in financing activities	(230)	(576)

Net (decrease) increase in cash and cash equivalents	(49)	30
Cash and cash equivalents at beginning of period	183	153

Cash and cash equivalents at end of period	$134	$183